Exhibit 10.2

EXECUTION COPY

CUSHION GAS LITIGATION AGREEMENT

BY AND AMONG

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C.
AND
HPL STORAGE, LP
As Sellers,

LA GRANGE ACQUISITION, L.P.,
As Buyer,

AND

AEP ASSET HOLDINGS LP,
AEP LEASECO LP,
HOUSTON PIPE LINE COMPANY LP, AND
HPL RESOURCES COMPANY LP,
As Companies

DATED AS OF JANUARY 26, 2005

CUSHION GAS LITIGATION AGREEMENT

     This Cushion Gas Litigation Agreement (the “Agreement”) is entered into, effective as of January 26, 2005, by and among HPL Storage LP, a Delaware limited partnership (“Storage LP”), AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company (“AEPESGH” and, together with Storage LP, the “Sellers”), and La Grange Acquisition, L.P., a Texas limited partnership (“Buyer”), AEP Asset Holdings LP, a Delaware limited partnership (“Storage Holdings”), AEP Leaseco LP, a Delaware limited partnership (“Storage Leaseco”), Houston Pipe Line Company LP, a Delaware limited partnership (“HPL Company”), and HPL Resources Company LP, a Delaware limited partnership (“HPLR” and together with Storage Holdings, Storage Leaseco and HPL Company, the “Companies”), as follows:

RECITALS

A.	Sellers and Buyer have entered into that certain Purchase and Sale Agreement dated as of the date hereof (the “Purchase Agreement”) calling for the purchase and sale, on the terms therein set out of 98% of the outstanding partnership interests in the Companies as well as certain other partnerships. The purchase and sale contemplated by the Purchase Agreement was consummated simultaneously with the execution and delivery of this Agreement.

B.	There are currently various disputes concerning the rights of the Companies in and to the Cushion Gas (as defined herein), which are the subject of the Cushion Gas Litigation (as defined herein). The Cushion Gas is an essential component for the operation of the Bammel Storage Reservoir. One of the purposes of this Agreement is to provide for the Companies’ continued operation of the Bammel Storage Reservoir utilizing the Cushion Gas without interference by Enron Corp., Bank of America or any of their Affiliates.

C.	As an inducement for the Buyer to enter into the Purchase Agreement, the Sellers are willing to indemnify the Buyer and its Affiliates, (including the Companies) on the terms and conditions set forth herein, against Damages (as defined herein) arising from the Cushion Gas Litigation.

D.	The Companies have vigorously defended their interests in the Cushion Gas Litigation and deny that any claims made by Enron Corp. or Bank of America or their Affiliates in that litigation have any merit. The making or performance of this Agreement is not an admission of liability or of the merit of any such claims.

E.	The parties have simultaneously executed that certain Common Interest and Joint Defense Agreement dated as of January 26, 2005 providing, among other things, for the preservation of the attorney-client and work product privileges with respect to certain information, documents or communications relating to the prosecution and/or defense of the Cushion Gas Litigation.

AGREEMENTS

NOW, THEREFORE, the parties hereby agree as follows:

1.	RULES OF CONSTRUCTION; DEFINITIONS

1.1.	Definitions.

As used in this Agreement, terms defined in Exhibit 1.1 have the meanings set forth therein, and capitalized terms used herein or in Exhibit 1.1 not otherwise defined herein or in Exhibit 1.1 all have the meanings set forth in Purchase Agreement or, to the extent they are accounting terms, they will have the meanings set forth in GAAP.

1.2.	Rules of Construction.

Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Unless otherwise expressly provided, any agreement, instrument or Applicable Law defined or referred to herein means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

2.	CONDUCT OF THE CUSHION GAS LITIGATION

2.1.	Control of the Cushion Gas Litigation.

2.1.1.	The prosecution, defense, and settlement of the Cushion Gas Litigation shall be controlled by the parties in accordance with the provisions of this Article 2, which shall control over any conflicting provisions of the Purchase Agreement.

2.1.2.	Buyer and the Companies will cooperate, and will cause their Affiliates to cooperate, with Seller in the conduct of Cushion Gas Litigation in accordance with the terms of this Agreement. Sellers or their designated Affiliates will exclusively control, conduct, manage and otherwise direct prosecution and defense of any and all Cushion Gas Litigation. With respect to Cushion Gas Litigation to which Buyer or its Affiliates (including the Companies) are or become parties, Sellers or their Affiliates will appoint counsel for Buyer or its Affiliates, as the case may be, after reasonable consultation with the Buyer. Buyer acknowledges that Sellers have already appointed counsel to represent the Companies with regard to the pending Cushion Gas Litigation matters, which counsel are acceptable to Buyer and the Companies and will continue to act for the Companies in connection therewith. Sellers will, after reasonable consultation with Buyer or its Affiliates, as the case may be, appoint separate counsel for Seller and any of its Affiliates (including the Companies) if required due to conflicts or other legal impediments or requirements, that cannot be waived by Buyer or its Affiliates in the exercise of good faith.

Buyer agrees that, to its knowledge, there are currently no conflicts between the Sellers, Buyer or the Companies that would prevent Sellers current outside counsel in the Cushion Gas Litigation from continuing to represent Sellers and the Companies in Cushion Gas Litigation or representing Buyer in such litigation. Buyer further agrees to execute appropriate conflicts waivers for the purpose of permitting Sellers’ current outside counsel in the Cushion Gas Litigation to represent Sellers, the Companies and Buyer in the Cushion Gas Litigation.

2.1.3.	Sellers or their designated Affiliates shall be entitled to institute good faith proceedings, in the name of any Company, in any state or federal court or before any state or federal administrative agency, in connection with the prosecution and defense of any and all Cushion Gas Litigation.

2.1.4.	Buyer and the Companies shall forward to Sellers or their designee, by electronic mail or facsimile if feasible or otherwise in accordance with Section 8.1 of this Agreement, a copy of any pleading, demand, settlement offer, discovery request or response, subpoena, order or correspondence related to Cushion Gas Litigation (“Litigation Documents”) that they serve, file, or receive within two business days after serving, filing, or receiving such Litigation Documents (other than any Litigation Documents that are also addressed to Sellers or their designee by the party serving or filing such documents). Any counsel appointed by Sellers to act for any of Buyer, the Companies or any of their Affiliates are Seller’s designees as provided in this Section.

2.1.5.	None of Buyer, any Company, or any of their respective Affiliates shall issue any press release or make any public announcement or disclosure regarding the conduct of any Cushion Gas Litigation without the consent of Sellers, other than any public disclosure that Buyer, any Company, or any of their respective Affiliates are required to make under Applicable Law or securities exchange rules, which disclosure they may make after affording Sellers a reasonable opportunity to review the applicable disclosure, unless such advance disclosure to Sellers is not permitted by law or securities exchange rules.

2.2.	Access to Information and Personnel.

2.2.1.	Sellers, their Affiliates, and their representatives and advisors will have access to (and the right to make and retain copies of) the documents, books and records and other information of the Companies (to the extent currently possessed by the Companies, and Companies shall authorize Sellers to seek or obtain, at

Sellers’ expense, such documents, books, records and other information of Companies that are not currently possessed by Companies) and access (during normal business hours unless exigencies require otherwise) to the employees and other personnel of the Companies, in each case for purposes of consultation or otherwise to the extent appropriate in connection with the conduct of Cushion Gas Litigation. Buyer agrees to continue the Companies’ current practice of retaining all records potentially relevant to Cushion Gas Litigation and to preserve and cause each of the Companies to preserve all such records (including electronic information) for the term of this Agreement or for any longer period as may be required by law, but in any event for at least 6 years. At no cost or expense to Sellers other than actual out of pocket third party expenditures (which shall not include attorney’s fees) Buyer will provide, and will cause the Companies to provide, Sellers and their representatives and advisors with all accounting services, assistance, and access to accounting, operations, and all other books and records of the Companies, and appropriate personnel knowledgeable or involved in connection therewith, in each case to the extent appropriate to facilitate and assist Sellers in the exercise of their rights and authority and discharge of their responsibilities under this Article 2. Such cooperation by Buyer and the Companies will include making employees, professional consultants, officers and agents available for consultation, interview, deposition, assistance with other discovery, or testimony, making a corporate representative available for deposition or trial, and executing declarations and statements, settlement agreements, and other instruments as reasonably requested by Sellers that may be executed in good faith.

2.2.2.	Former Employees

Buyer shall provide Sellers with notice of any planned termination or resignation of any employee of any of the Companies as soon as practicable and if requested by Sellers propose a Severance Agreement that would include provisions providing for Sellers’ continued access to the employee to the extent set forth in Section 2.2.1. Sellers shall be responsible for any additional costs to Buyer or the Companies from arrangements that provide for Sellers’ continued access to former employees, if agreement thereto is made at the request of Sellers but not otherwise.

2.2.3.	Consultants or Other Outside Contractors

Buyer and the Companies consent to Sellers having access to all consultants, engineers or other outside contractors utilized by the Companies to the extent appropriate to facilitate and assist Sellers’ conduct of the Cushion Gas Litigation. Sellers shall be responsible for any costs incurred by Buyer or the Companies by reason of providing such access. If requested by Sellers, Buyer or Companies will make formal requests to the consultants requesting that they assist and cooperate with Sellers.

2.2.4.	Notice of Default.

Sellers must provide Buyer and the Companies written notice of any breach of any of their respective obligations under this Section 2 within 30 days following the time that any Seller acquires knowledge of such failure. The failure of Sellers to provide such notice after acquiring notice of a breach will be a waiver of such breach, but not a waiver of any further or additional breach, whether of a similar nature or otherwise, or waiver of any continuation of such breach following the date of such notice or any future occurrence of such breach. For purposes of this Agreement, a Seller shall be deemed to have knowledge of a breach if any officer of the Seller has actual knowledge of such breach.

3.	MAINTENANCE OF COMMERCIAL ARRANGEMENTS

To minimize the risks that the parties hereto will incur Damages as a result of the Cushion Gas Litigation, the parties agree to the following provisions for the maintenance of the commercial arrangements that are the subject of, or provide context for, the Cushion Gas Litigation:

3.1.	Maintenance of Existence and Ownership

During the term of this Agreement, none of Buyer nor any of the Companies will terminate, or take any action that causes the termination of, the existing prime lease/sublease structure and Buyer shall continue to own, directly or through its wholly owned subsidiaries, control of each of the Companies, and a majority of the ownership interest in each of the Companies; provided that Buyer may sell, transfer, or otherwise dispose of its direct or indirect interest in the Companies to another Person that assumes in a writing delivered to the Sellers the obligations of Buyer under this Agreement.

3.2.	Compliance with Certain Bammel Documents

During the term of this Agreement, but only for so long as any of the agreements referred to below remain in effect, each of the Companies will, and Buyer will cause each of the Companies to:

3.2.1.	perform according to their terms, on or before the date for performance specified therein, the obligations of the Companies under the Right To Use Agreement, the Cushion Gas Consent (including the obligations thereunder to maintain insurance), the Bammel Settlement Agreement, and the Bammel Settlement Approval Order and not take any action that would constitute an HPL Default as defined in the Right to Use Agreement;

3.2.2.	record all injections of gas into and withdrawals of gas from the Bammel Facilities and maintain such records, all in accordance with good industry practice and consistent with past practice;

3.2.3.	not make any voluntary assignment or disposition of their respective interests in the Bammel Prime Lease, the Bammel Sublease, the Leased Facilities (as defined in the Bammel Sublease), the Right To Use Agreement, or the Cushion Gas Consent in any manner that would eliminate the prime lease/sublease structure or cause the Right To Use Agreement to terminate;

3.2.4.	not enter into any agreement for the operation, control, or management of any of the Leased Facilities by any Person other than a Company, the Buyer or its Affiliates (or any permitted successor or assign of Buyer as provided in this Agreement);

3.2.5.	not exercise any cure rights under the Cushion Gas Consent or Right To Use Agreement with respect to any defaults thereunder that may allegedly have occurred prior to the Closing, except as and to the extent agreed to and approved in advance by the Sellers, in their sole and absolute discretion;

3.2.6.	unless required by law, not make any statement admitting liability with respect to any fact, legal claim or matter known by them to be in issue in the Cushion Gas Litigation;

3.2.7.	not permit the volume of natural gas contained in the Bammel Storage Reservoir (as defined in the Bammel Settlement Agreement) to be less than 55 Bcf at any time (except that a reduction in volume of natural gas below 55 Bcf that results from a Force Majeure Event shall not violate this subparagraph); and

3.2.8.	send to Sellers a contemporaneous, complete copy of each notice given by any Company to Enron, BofA, or The Bank of New York (“BONY”) pursuant to the terms of or relating to the Right to Use Agreement, the Cushion Gas Consent, the Bammel Settlement Agreement, or the Bammel Settlement Approval Order and send to Sellers as soon as practicable following receipt (but not later than two business days after receipt) of a complete copy of any notice received by any Company from any such Person pursuant to the terms of or relating to any such Bammel Document.

4.	SELLERS’ INDEMNIFICATION FOR CUSHION GAS LITIGATION DAMAGES

4.1.	Indemnification by Sellers.

Sellers shall jointly and severally defend, indemnify and hold Buyer, the Companies, and each of their respective Affiliates and respective successors and permitted assigns, and each of their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (the “Buyer Indemnified Persons”) harmless from, against and in respect of any and all Damages that arise out of or are incurred as a result of or in connection with the Cushion Gas Litigation, which Damages will include the costs of complying with or Damages arising from —

(i)	any court order or decree in any Cushion Gas Litigation (x) that grants a right of replevin, sequestration, foreclosure, withdrawal or sale of natural gas contained in the Bammel Storage Reservoir, or any restriction or constraints on any sale of any natural gas in the Bammel Storage Reservoir (other than restrictions on the sale or withdrawal of any Cushion Gas pending the resolution of the Cushion Gas Litigation), or (y) that otherwise impairs or constrains HPL’s (or its successors’) or withdrawal of the Cushion Gas as provided in the Right To Use Agreement and the Cushion Gas Consent prior to the expiration of the 30-year base term of the Right To Use Agreement;

(ii)	any monetary liability under and the actual costs of other compliance with any Cushion Gas Litigation Results, including the posting of any bond or other security required by any court order or for any appeal and including any sanctions imposed by any court or any administrative agency; and

(iii)	the loss of use of the Cushion Gas during the remainder of the initial 30-year term of the Right to Use Agreement as the result of any Cushion Gas Litigation;

provided that, in the case of clauses (i) and (ii), the costs of complying with any court order or Cushion Gas Litigation Result that does not impose an obligation on the Companies that is greater than the requirements provided for in Section 3.2 shall not constitute Damages. The aggregate amount of Damages for which Sellers shall be obligated to indemnify the Buyer Indemnified Persons under this Agreement shall not exceed the Purchase Price.

The indemnification obligations of the Sellers under this Section 4.1 shall be guaranteed by Sellers’ Guarantor pursuant to the Sellers’ Limited Guaranty.

4.2.	Exceptions for Damages Resulting from Buyer Actions.

Sellers’ indemnification obligations under Section 4.1 will not include (and Sellers will have no liability to any Buyer Indemnified Person under this Agreement for) any of the Damages described in Section 4.1 hereof to the extent that they are caused by or result from (i) the failure of Buyer, any of its Affiliates or any Company to perform, any of their respective obligations under this Agreement; (ii) the occurrence of an HPL Default (as defined in the Right to Use Agreement) after the date hereof; or (iii) the filing of a Bankruptcy case in which the Buyer or any of the Companies is a Debtor. The foregoing exception shall apply regardless of whether any such failure is subsequently cured, but only to the extent that the violation during any uncured period of breach or the pendency of any such other action caused or increased the amount of any Damages.

5.	AGREEMENTS RELATING TO POSSIBLE CUSHION GAS LITIGATION RESULTS

5.1	In the event that pursuant to a Cushion Gas Litigation Result or otherwise, Sellers or any of their Affiliates obtain title to the Cushion Gas during the remainder of the original 30-year term of the Right to Use Agreement, Sellers agree to afford the Companies the Quiet Enjoyment of the Cushion Gas on the terms set forth in the Right to Use Agreement for the remainder of such 30-year term, subject to continued compliance by the Companies with the terms of the Right to Use Agreement for the remainder of the initial 30-year term thereof.

5.2	Sellers shall cause any liens or encumbrances on the Cushion Gas securing obligations of AEP or any of its Affiliates to be removed and shall take all actions as may be legally available to the extent necessary or appropriate to assure that HPL has the right to use the Cushion Gas on the terms set forth in the Right To Use Agreement for the remainder of such 30-year term that is superior to the rights of all other Persons to use the Cushion Gas during such period. Upon satisfaction by Seller’s of their obligations under the preceding sentence, the Sellers’ Limited Guaranty for obligations under this agreement shall terminate without any further action by any Person.

5.3	Any cash or other property payable to any Company pursuant to a Cushion Gas Litigation Result, as payment of damages or otherwise, shall be the property of Sellers. If any Company receives any such cash or other property, such Company shall be deemed to hold such cash or other property in trust for the Sellers and shall promptly upon receipt assign and deliver all rights thereto to the Sellers or their designee.

6.	SELLERS’ COOPERATION

6.1.	Provision of Notices.

Each Seller will send to Buyer a contemporaneous, complete copy of each notice given by such Seller or that such Seller causes any Company to give to Enron, BofA, or BONY relating to any of the Cushion Gas Litigation, or pursuant to the terms of the Right to Use Agreement, the Cushion Gas Consent, the Bammel Settlement Agreement, or the Bammel Settlement Approval Order, and send to Buyer, as soon as practicable following receipt (but not later than 2 business days after receipt) thereof, a complete copy of any notice received by such Seller from any such Person pursuant to the terms of or relating to any such Bammel Document. The above documents include any offers of settlement or similar notices or communications.

6.2.	Independent Counsel.

Buyer may retain independent counsel, at its expense, to monitor all matters related to the Cushion Gas Litigation, and Seller will cooperate with and instruct its counsel to cooperate with any counsel so appointed. Such cooperation shall include providing copies of all Litigation Documents to be filed sufficiently in advance of filing to the extent feasible allow review, and copies of any Litigation Documents upon receipt, copies of correspondence and legal memoranda, routine updates and strategy planning, and participation in any other activity reasonably requested by such counsel or Buyer.

6.3.	Sellers’ Disclosure.

None of Sellers nor any of their respective Affiliates shall issue any press release or make any public announcement or disclosure regarding the conduct of any Cushion Gas Litigation without the consent of Buyer, other than any public disclosure that a Seller or any of its respective Affiliates are required to make under applicable law or securities exchange rules, which disclosure they may make after affording Buyer a reasonable opportunity to review the applicable disclosure, unless such advance disclosure to Buyer is not permitted by law.

6.4.	Confidentiality.

All non-public information regarding the Companies or Buyer that is provided to Sellers under the terms of this Agreement are subject to Sellers’ confidentiality obligations set forth in the Purchase Agreement. Seller may use any of the information required in the pursuit of the Cushion Gas Litigation, provided that it uses its best efforts to protect the confidentiality of any such non-public information.

6.5.	Settlement Agreements.

Sellers will not enter into any settlement agreement, consent order, injunction, decree or similar order or agreement resolving the Cushion Gas Litigation or any part thereof that does not include a full release of Buyer and the Companies (and their Affiliates) for any liability arising out of all claims and liabilities asserted or that could be asserted in the Cushion Gas Litigation, or that imposes any obligation on Buyer or the Companies or that restricts any future activity or conduct of Buyer or the Companies. However, this section does not prevent any such agreement or order that imposes obligations or restrictions that are equal to or less restrictive or burdensome that those obligations described in Article 3.

7.	TERM; REMEDIES

7.1.	Term.

The term of this Agreement shall commence upon the execution and delivery hereof and unless terminated earlier as set forth herein, shall continue until the ownership of and disputed rights to the natural gas that is the subject of the Right to Use Agreement are resolved, and all Cushion Gas Litigation is resolved, by final judgment, order, decree, decision, or award, in each case that is no longer subject to any appeal, motion for rehearing, or other judicial review, or by final and binding settlement agreement. However, the obligations of the Sellers under Section 5 and the provisions of Article 8 shall survive a termination of this Agreement pursuant to the preceding sentence.

7.2.	Termination.

This Agreement may be terminated —

(i)	at any time by mutual agreement of the parties hereto; or

(ii)	by Seller, if the Right to Use Agreement is terminated by reason of an HPL Default that occurs after the date hereof and such termination is either not contested or is finally determined by a final order of a court of competent jurisdiction.

7.3.	Effect of Breach.

Except as expressly provided in Section 4.2, the obligations of Sellers to indemnify the Buyer Indemnified Parties and to perform its other obligations under this Agreement, and the obligations of Buyer, the Companies and their Affiliates to cooperate with Sellers and perform their other obligations under this Agreement, are independent obligations supported by and in consideration of the execution and performance of the Purchase and Sale Agreement, and are not conditioned upon the other parties’ performance hereunder. Sellers, on the one hand, and Buyer and the Companies, on the other hand, shall continue to perform their respective obligations hereunder, during the term of this Agreement.

7.4.	Remedies.

In addition to any other rights or remedies the parties may have at law, any party is entitled to seek a court order requiring another party to perform this Agreement.

8.	GENERAL PROVISIONS

8.1.	Notice Provisions.

Any notice that is required or permitted under this Agreement may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. certified or registered mail, return receipt requested, addressed to the party entitled thereto at the notice address for such party set forth below, which address for any party may be changed by written notice from that party to the other parties. Any notice properly given to the proper address will be deemed to have been given when dispatched.

If to any Seller:	American Electric Power Company, Inc.
Attention: General Counsel
1 Riverside Plaza
Columbus, OH 43215
Facsimile No.: (614) 716-1603

with a copy to:	American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 716-1603

with a copy to:	Clark, Thomas & Winters
Attention: C. Joseph Cain
300 West Sixth Street
Austin, Texas 78701
Facsimile No.: (512) 474-1129

If to Buyer or any Company:	La Grange Acquisition, l.P.
800 East Sonterra Blvd., Suite 400
San Antonio, TX 78258
Attention: Jim LaBauve
Facsimile No.: (210) 403-7500

with copy to:	Energy Transfer Partners, L.P.
Attention: Robert A. Burk
8801 S. Yale, Suite 310
Tulsa, Oklahoma 74137
Facsimile No.: (918) 493-7290

with a copy (which shall not
constitute notice) to:	Hunton & Williams LLP
Attention: Joe A. Davis
Energy Plaza, 30th Floor
1601 Bryan Street
Dallas, Texas 75201
Facsimile No.: (214) 880-0011

8.2.	Amendment.

No amendment to this Agreement will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

8.3.	Entire Agreement.

This Agreement sets out the entire understanding of the parties with respect to the matters it purports to cover and supersedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Agreement and the instruments to be executed and delivered at Closing.

8.4.	Benefit of Agreement.

The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Sellers may assign their rights under this agreement to any Affiliate of the Sellers, provided that any such assignment shall only relieve the assignor of its obligations hereunder to the extent that the assignee performs such obligations on behalf of the assignor.

8.5.	Forbearance and Waiver.

Except as otherwise provided in Section 2.2.4, any party’s forbearance in the exercise or enforcement of any right or remedy under this Agreement will not constitute a waiver thereof and a waiver under one circumstance will not constitute a waiver under any other circumstance.

8.6.	Partial Invalidity.

In case any provision of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by applicable law.

8.7.	Attorney’s Fees.

In the event of any suit or action (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Agreement, to recover damages for a breach hereof, or to secure or preserve the rights of any party against any other party to any property which is the subject of this Agreement, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of litigation expended in the prosecution or defense thereof.

8.8.	Governing Law; Jurisdiction and Venue.

The interpretation and construction of this Agreement and the rights of the parties hereunder will be interpreted, construed, and governed by the laws of the state of New York, without regard to its conflicts of law principles. Each party hereto hereby irrevocably submits, for itself and its property, to the jurisdiction of the courts of such jurisdiction in any action, suit, or proceeding brought against it related to or in connection with this Agreement or the transactions contemplated hereby, and to the extent permitted by applicable law (and assuming effective service of process), each party hereto hereby irrevocably waives and agrees not to assert any claim that it is not subject to the jurisdiction of such court, or that any such suit, action, or proceeding is improper. Each party hereto agrees that service of process may be made upon it by certified or registered mail to the address for administrative notice set forth herein or any other method authorized by the laws of New York.

8.9.	Waiver of Right to Jury Trial.

To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement or the Contemplated Transactions.

8.10.	Authority.

Each of the parties represents and warrants that (a) the Person executing this Agreement on its behalf is duly authorized to do so; (b) any and all corporate or other formalities required to make this Agreement, when executed and delivered a binding obligation of such party has been or will be promptly complied with; and (c) the entry into and performance of this Agreement is not prohibited or impaired by any law, rule, regulation, order, decree or contract by which it knows itself to be bound or obligated.

8.11.	Construction.

This Agreement was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

8.12.	Multiple Counterparts.

This Agreement may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

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Executed to be effective as provided above:

AEP Energy Services Gas Holding
Company II, L.L.C.		HPL Storage LP

By	HPL Storage LP, Managing Member	By:	HPL Storage, Inc.,
its general partner

By	HPL Storage, Inc.
its general partner

By	By:
Name:	Name:
Title:	Title:

La Grange Acquisition, L.P.

By:	LA GP, LLC, its general partner

By
Name:
Title:

Houston Pipe Line Company LP		AEP Asset Holdings LP

By:	HPL GP, LLC	By:	HPL Storage GP, LLC
	its general partner		its general partner

By	By:
Name:	Name:
Title:	Title:

S-1

AEP Leaseco LP		HPL Resources Company LP

By:	HPL Storage GP, LLC	By:	HPL GP, LLC
	its general partner		its general partner

By	By:
Name:	Name:
Title:	Title:

S-2

EXHIBIT 1.1

DEFINITIONS

Terms defined in this Exhibit 1.1 will have the meanings set forth in this Exhibit.

TERM		DEFINITION
1.	Agreement	This Cushion Gas Litigation Agreement, together with all exhibits, schedules, and appendices attached hereto, as any of the same may be amended from time to time in accordance with the provisions hereof.

2.	Bammel Documents	The Bammel Prime Lease, the Bammel Sublease, the Right To Use Agreement, and the Cushion Gas Consent

3.	Bammel Prime Lease	Lease Agreement effective November 10, 1999, as amended effective May 30, 2001, by and between ENA Holdings L.P., as lessor, and BAM Lease Company, as lessee, the lessor’s interest therein having been assigned to Storage Holdings as of November 5, 2004 and the lessee’s interest therein having been assigned to Storage Leaseco as of November 5, 2004.

4.	Bammel Settlement Agreement	Settlement Agreement, dated as of April 28, 2004, by and among AEP Energy Services Gas Holding Company, a Delaware corporation, HPL Company, HPL Resources Company LP, a Delaware limited partnership, Enron, Enron North America Corp., a Delaware corporation, ENA Asset Holdings L.P., a Delaware limited partnership, and BAM Lease Company, a Delaware corporation, as heretofore amended.

5.	Bammel Settlement Approval Order	That certain order styled “Order Pursuant to Sections 105(A), 363, 365 And 1146(C) of the Bankruptcy Code and Rules 6004, 6006 and 9019 of the Federal Rules of Bankruptcy Procedure Authorizing and Approving (A) a Settlement Agreement and Mutual Release Relating to the Bammel Structure; (B) the Transfer of Certain Assets Free and Clear of Interests, Liens, Claims and Encumbrances; and (C) the Assumption, Assignment and/or Rejection of Certain Executory Contracts and Unexpired Leases” entered by the United States Bankruptcy Court for the Southern District of New York in the jointly administered cases (Case No. 01-16034 (AJG)) In re Enron Corp. et al. on September 30, 2004.

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6.	Bammel Sublease	Sublease Agreement effective May 31, 2001 by and between BAM Lease Company, as sublessor, and HPL Company, as sublessee, the lessor’s interest therein having been assigned to Storage Leaseco as of November 5, 2004.

7.	Companies	As defined in the first paragraph of the Agreement.

8.	Cushion Gas	As defined in the Right to Use Agreement, excluding, however, 10.5 Bcf of natural gas owned by [___] Leaseco, LP.

9.	Cushion Gas Consent	Consent and Acknowledgement dated as of May 30,2001 executed by Bank of America, N.A., HPL Company, HPL Resources, Enron Corp., Enron North America Corp., and ENA Asset Holdings L.P.

10.	Cushion Gas Litigation	Any of the following:

(i)	the pending litigation styled as Bank Of America, N.A. v. Houston Pipe Line Company L.P., in the District Court of Harris County, Texas, 280th Judicial District, Cause No. 2002-36488, AEP Energy Services Gas Holding Company, et al. v. Bank Of America, N.A., et al., in the United States District Court For The Southern District Of Texas, Houston Division, Civil Action No. H-03-4973, and Houston Pipe Line Company L.P., et al. v. Enron Corp., et al., in the United States Bankruptcy Court, Southern District of New York, Adv. No. 03-93372-AJG and the Notice of Rejection of the Right To Use Agreement dated February 23, 2004 and the Objection of Houston Pipe Line Company LP, HPL Resources Company LP and AEP Energy Services Gas Holding Company to Debtors’ Notices of Rejection of Purchase Option Agreement with Houston Pipeline Company and HPL Asset Holdings, L.P., and of Amended and Restated Pressurization and Storage Gas Borrowing Agreement with HPL Asset Holdings, L.P. and Bank of New York (“BONY”), as Trustee of the Bammel Gas Trust (“BGT”), dated March 8, 2004, filed in In re: Enron Corp., Case No. 01-16045 (AJG), including any and all hearings, trials, appeals or enforcement proceedings in these matters;

(ii)	any and all related or subsequent litigation among Bank Of America, individually, as Administrative Agent, or as representative of the Trustee of the

Ex. 1.1 - 2

Bammel Gas Trust (“BofA”) and the Sellers, Buyer, either of the Companies, HPL Resources Company L.P. or AEPGH Energy Services Gas Holding Company (including any and all of their Affiliates, parents, subsidiaries, predecessors, successors, assigns, agents, servants, employees, attorneys or legal representatives), in which BofA seeks to replevy, sequester, foreclose upon, withdraw, or sell any “Storage Gas” (as that term is defined in a certain Amended and Restated Participation Agreement dated as of May 31, 2001) that BofA alleges is contained in the Bammel Storage Reservoir or seeks damages with respect to such gas, or in which BofA seeks any relief that if granted would impair HPL’s (or its successor’s) right to Quiet Enjoyment of the Cushion Gas, as such capitalized terms are defined in the Right To Use Agreement;

(iii)	any cause of action, suit, or proceeding brought, asserted or threatened against any of the Buyer Indemnified Parties after the date of this Agreement by BofA, BONY as Trustee, or any claimed lender to BGT, asserting any claim with respect to natural gas stored in the Bammel Storage Facility or their rights in or to such gas arising in whole or in part from the negotiation, execution, or performance of the Purchase Agreement or this Agreement or the Contemplated Transactions;

(iv)	any amendments to pleadings, counterclaims, cross claims or third-party claims in the foregoing matters;

(v)	any arbitration or other dispute resolution proceedings that may now be underway or may hereafter be conducted concerning any of the foregoing;

(vi)	any proceedings instituted by Sellers in any state or federal court or before any state or federal administrative agency in connection with the prosecution and defense of any of the matters described in clauses (i) through (v) above;

(vii)	any settlement negotiation concerning any of the matters described in clauses (i) through (vi) above; and

(viii)	any appeals concerning any of the matters described in clauses (i) through (vi) above.

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11.	Cushion Gas Litigation Results	Any of the following:

(i)	any judgment, order, decree, decision, or award, in each case that is not subject to any further appeal, motion for rehearing, or other judicial review and the timing for the filing of which has expired; and

(ii)	any final and binding settlement agreement, made without contravention of this Agreement or the Purchase Agreement, settling any matter in controversy in the Cushion Gas Litigation.

12.	Damages	Any losses, costs, expenses, or damages, including those arising out of or relating to any demands, claims, lawsuits, causes of action, investigations and other proceedings (whether or not before a Governmental Authority), including reasonable attorney’s fees, court costs and other documented out-of-pocket expenses reasonably incurred in investigating or preparing for defense of any such demands, claims, lawsuits, causes of action, investigations and other proceedings, and including actual, special, indirect, incidental, consequential, and punitive damages.

13.	Force Majeure Event	An event, cause, contingency or circumstance that renders a party unable, wholly or in part, to perform its obligations under the applicable provisions of this Agreement, and that is beyond the reasonable control of the party (including earthquake, hurricane or other natural disaster or act of war or terrorism or the requirements of any order of a Governmental Authority of competent jurisdiction) or emergency that threatens public safety. A party seeking to have its obligations suspended because of a Force Majeure Event shall have the burden of proving the existence, duration, and adverse effect of such Force Majeure Event. The party affected by a Force Majeure Event shall promptly notify the other parties of the cessation of such Force Majeure Event.

14.	Purchase Agreement	As defined in Recital A to the Agreement.

15.	Aggregate Purchase Price	The sum of (i) the Purchase Price plus (ii) the Gas Purchase Price, as such terms are defined in the Purchase Agreement.

16.	Right To Use Agreement	Right To Use Agreement effective May 31, 2001 by and between BAM Lease Company and HPL Company.

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